THE INTEGRITY FUNDS

on behalf of the

INTEGRITY GROWTH & INCOME FUND

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on May 1, 2012 between Viking Fund Management, LLC, (the "Adviser") and The Integrity Funds (the "Trust") on behalf of the Integrity Growth & Income Fund (the "Fund").

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Fund and the Adviser that:

1.

The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses through April 30, 2013, so that Net Annual Operating Expenses of the Fund do not exceed 1.60% for Class A shares; and

2.

The Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses through April 30, 2013, so that Net Annual Operating Expenses of the Fund do not exceed 2.50% for Class C shares.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2012.

THE INTEGRITY FUNDS

By: ________________________________
President

VIKING FUND MANAGEMENT, LLC

By: ________________________________
President